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                           ABM INDUSTRIES INCORPORATED

                          EMPLOYEE STOCK PURCHASE PLAN
                        (As amended through May 1, 2000)


        The purpose of this Employee Stock Purchase Plan (the "Plan") is to provide employees the opportunity to purchase Common Stock of ABM Industries Incorporated through annual offerings. An aggregate of 7,400,000 shares of such stock may be issued under the Plan (the "Shares").

1. ELIGIBILITY. Only employees of ABM Industries Incorporated (the "Corporation") and its subsidiary corporations will be eligible to participate in the Plan. All such employees will be eligible to participate, except employees who own or hold options to purchase or who, as a result of participation in this Plan, would own or hold options to purchase, stock of the Corporation representing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation and any current or future parent and/or subsidiary corporation(s) of the Corporation. An employee shall be considered as owning stock owned, directly or indirectly, by or for his or her other brothers and sisters, spouse, ancestors and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be considered as being owned proportionately by or for its shareholders, partners or beneficiaries. Stock which an employee may purchase under outstanding options shall be treated as stock owned by the employee.

2. OFFERINGS. The Plan shall be implemented by granting eligible employees the right to purchase Shares (an "Offering") during offering periods of one (1) year duration (each such period being referred to herein as an "Offering Period") commencing at such times as the Corporation shall determine. The first day during an Offering Period shall be the "Offering Date" for such Offering Period.

3. PARTICIPATION. An employee eligible on the Offering Date of any Offering may participate in such Offering by completing and forwarding a Payroll Deduction Authorization for Purchase of ABM Stock form ("Payroll Deduction Authorization Form") and such other forms as may be necessary to effect the operation of the Plan to the Payroll Department at such employee's branch location on or before the Offering Date. The form will authorize a regular payroll deduction from the employee's compensation. Unless otherwise indicated, a participating employee shall automatically participate in the first Offering which commences immediately after the expiration of each Offering in which such employee acquires Shares upon expiration of the standard one (1) year Offering Period. A participating employee is not required to file an additional Payroll Deduction Authorization Form in order to automatically participate therein.

        Unless otherwise indicated in an additional Payroll Deduction Authorization Form, the rate at which payroll deductions shall be accumulated with respect to any such subsequent Offering shall equal the rate applicable to the previously expired Offering.

4. DEDUCTIONS. The Corporation will maintain payroll deduction accounts for all participating employees. With respect to any Offering made under this Plan, an employee may authorize a
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payroll deduction up to a maximum of 10% of the compensation he or she receives during the Offering Period specified for the Offering (or during such portion thereof as he or she may elect to participate). As a minimum, an employee must authorize a payroll deduction of at least 1% of compensation.

5. DEDUCTION CHANGES. An employee may at any time increase or decrease his or her payroll deduction by filing a new Payroll Deduction Authorization Form. The change will become effective for the next pay period after receipt of the form. A payroll deduction may be increased only once and reduced only once during any Offering Period. An employee will be deemed to have withdrawn from an Offering if such employee reduces the payroll deduction amount to below 1% of compensation.

6. CANCELLATION OF ENROLLMENT. An employee may at any time and for any reason cancel his or her enrollment in the Plan, and thereby withdraw from participation in an Offering. If this occurs, he or she may not participate in the Plan during the remainder of the Offering Period specified for the Offering. Any unused funds will be returned to the employee as soon as administratively feasible following such cancellation.

7. PURCHASE OF SHARES. Each employee participating in any Offering under this Plan will be granted, upon the Offering Date of such Offering, a right to purchase as many Shares as he or she may elect to purchase for up to 10% of compensation received during the specified Offering Period to be paid by payroll deductions during such period, provided that the maximum number of Shares which may be purchased in any Offering shall be equal to the number obtained by dividing the employee's annual compensation on the Offering Date of such Offering by the fair market value of one Share on the Offering Date of such Offering. Purchases shall occur as of the last trading day of each calendar month during the Offering.

        The purchase price for each Share purchased under any Offering will be the lesser of:

         (a) 85% of the fair market value of one Share on the Offering Date of such Offering (the "Offering Price"), or

         (b) 85% of the fair market value of one Share on the day on which the right to purchase is exercised and the Shares are purchased pursuant to the terms of this Plan (the "Alternate Offering Price").

        Payroll deductions may be made under each Offering to the extent authorized by the employee, subject to the maximum limitation imposed for each such Offering.

        A participating employee may not purchase shares under any Offering beyond 12 months from the Offering Date thereof.

8. LIMITATION TO PURCHASE OF SHARES. Anything contained in this Plan notwithstanding, no employee may be granted a right to purchase which permits such employee's rights to purchase stock under all employee stock purchase plans of the Corporation and its parent and subsidiary corporations to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time such right to purchase is granted) for each calendar year in which such

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right to purchase is outstanding at any time. For this purpose (a) the right to purchase stock accrues when such right (or any portion thereof) first becomes exercisable during the calendar year; (b) the right to purchase stock accrues at the rate provided in the Offering, but in no case may such rate exceed $25,000 of fair market value of such stock (determined at the time such right to purchase is granted) for any one calendar year; and (c) a right to purchase which has accrued under one Offering may not be carried over to any other Offering.

9. REGISTRATION OF STOCK OWNERSHIP. As of each date on which a participant's contributions are used to buy shares, the Shares and fractional Shares shall be held in the street name of the broker administering the Plan and registered in an account attributable to that participant's contributions.

10. DEFINITIONS.

        "Fair Market Value" means the average of the high and low prices of the Corporation's common stock composite transactions on the New York Stock Exchange on a given day, or if no sales were made on that day, the average of the high and low prices on the next preceding day on which sales are made.

        "Parent corporation" means a corporation described in Section 424(e) of the Internal Revenue Code of 1986, as amended (the "Code").

        "Subsidiary corporation" means a corporation described in Section 424(f) of the Code.

        The Plan is intended to be an "employee stock purchase plan" as defined in Section 423 of the Code and its provisions shall be interpreted in a manner consistent with this intent.

11. RIGHTS AS A STOCKHOLDER. None of the rights or privileges of a stockholder of the Corporation shall exist with respect to Shares purchased under this Plan unless and until such Shares are duly registered in the account established by the broker administering the plan and holding the Shares attributable to the participant's contributions.

12. RIGHTS ON RETIREMENT, DEATH OR TERMINATION OF EMPLOYMENT. In the event of a participating employee's retirement, death, or termination of employment, no payroll deduction shall be taken from any pay due and owing to him or her at such time.

13. RIGHTS NOT TRANSFERABLE. Rights granted under this Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during his or her lifetime only.

14. APPLICATION OF FUNDS. Funds received or held by the Corporation under this Plan may be used for any corporate purpose.

15. ADJUSTMENT IN CASE OF CHANGES AFFECTING THE STOCK. In the event of a subdivision of outstanding shares, or the payment of a stock dividend, the number of shares reserved or authorized to be reserved under this Plan, including shares covered by outstanding grants to participating employees, shall be increased proportionately, and the Offering Price for

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each participant at such time reduced proportionately, and such other adjustment shall be made as may be deemed equitable by the Board of Directors to give proper effect to such event.

16. AMENDMENT OF THE PLAN. The Board of Directors may at any time, or from time to time, amend this Plan in any respect, except that, to the extent required to maintain this Plan's qualification under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, any such amendment shall be subject to stockholder approval.

17. TERMINATION OF THE PLAN. This Plan and all rights of employees under any Offering hereunder shall terminate:

            (a) on the day that participating employees become entitled to purchase a number of Shares equal to or greater than the number of Shares remaining available for purchase. If the number of Shares so purchasable is greater than the Shares available, Shares shall be allocated on a pro rata basis among such participating employees; or

            (b) at any time, at the discretion of the Board of Directors of the Corporation.

Upon termination of this Plan, all amounts in the accounts of participating employees shall be promptly refunded.

18. ADMINISTRATION. The Plan will be administered by the Officer Compensation & Stock Option Committee of the Board of Directors. The Committee will have authority to make rules and regulations for the administration of the Plan. Its interpretations and decisions with regard thereto shall be final and conclusive.

19. GOVERNMENTAL REGULATIONS. The Corporation's obligation to sell and deliver its Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such stock.



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                             AMENDMENT NO. 1 TO THE
                           ABM INDUSTRIES INCORPORATED
                          EMPLOYEE STOCK PURCHASE PLAN
                             (MAY 2000 RESTATEMENT)


            ABM INDUSTRIES INCORPORATED, having established the ABM Industries Incorporated 1985 Employee Stock Purchase Plan and having amended and restated the Plan as the Employee Stock Purchase Plan as of May 1, 2000 (the "Plan"), hereby amends the Plan, effective as of March 20, 2001, by amending the second sentence of the Plan to read as follows:

            An aggregate of 8,600,000 shares of such stock may be issued under the Plan.

            IN WITNESS WHEREOF, ABM Industries Incorporated, by its duly authorized officer, has executed this Amendment No. 1 on the date indicated below.



                                         ABM INDUSTRIES INCORPORATED



Dated:  ___________, 2001                By __________________________________
                                         Title: